Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	October 27, 2026
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 3rd QUARTER 2026.

Columbus, Ohio – October 27, 2026 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Highlights

•
Net income for Q3 2026 was $6.0 million ($0.91 per diluted common share), which included $551,000 of Provision expense. Pre-provision, pre-tax net revenue (PPNR) for Q3 2026 was $7.9 million.
•
Return on Average Equity (ROE) was 12.22% for Q3 2026, while Return on Average Assets (ROA) was 1.14%.
•
Net Interest Margin (NIM) was 2.96%, an increase of 3bps when compared to the prior quarter and an increase of 20bps when compared to Q3 2025.
•
Commercial Loan Fundings of $79 million in Q3, resulting in Net Commercial Loan growth of $42 million for the quarter. Year-to-date commercial loan fundings have totaled $357 million with $129 million in Net Commercial Loan growth.
•
Customer Fees, including Treasury Management products and services increased $71,000, or 8%, when compared to the prior quarter and have increased $660,000, or 32% year-to-date in 2026 when compared to the same period in 2025.
•
Book value per share increased to $29.83 as of September 30, 2026, representing a 10.5% increase year-over-year.
•
CFBank’s capital position remains strong with a Tier 1 Leverage Ratio of 11.99% and a Total Capital Ratio of 14.69%.

Recent Developments

•
On October 1, 2026, the Company’s Board of Directors declared a cash dividend of $0.09 per share on its Common Stock. The dividend was paid on October 20, 2026 to shareholders of record as of the close of business on October 12, 2026.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented “We had strong net income of $6.0 million for the third quarter, which was net of $551,000 of provision expense. Return on Equity (ROE) topped 12% at 12.22%, while our NIM expanded by 3 bps to 2.96%.

Ongoing Investments particularly with building our Commercial Banking Teams and expanding our Regional Metro Markets presence, are producing increasing Commercial Business banking opportunities throughout the Five (5) metro Marketplaces we serve in Ohio and Indiana.

As an example, our Commercial Banking Team has generated over $350 million in total new Commercial Loan Fundings year-to-date. Our Pipelines of Commercial Banking Loan and Deposits remain strong entering the fourth quarter. As our new producers fully hit their strides, we expect our business generation results and Team capabilities will continue to grow and expand.

Customer Fees, driven predominantly by Treasury Management Fees for Services, also have increased 32% year-to-date, up 8% compared to the prior quarterly results.

During 2026, we have expanded considerably the size and depth of our Commercial Banking Team, which we believe will continue to fuel increasing quality Commercial growth opportunities, along with improving business mix through capturing greater numbers of full-service Banking (C&I) relationships.

Additionally, we are gaining traction with expanding our Private Banking Customers & Product offerings to closely held business owners and entrepreneurs.

Also, we are investing in Mortgage Lending, mostly through adding high performing Mortgage Loan Originators along with Regional Sales Leaders, capable of building Local and Regionally based Mortgage Lending Teams.

Looking ahead, we expect our rate of Growth to continue accelerating. As we deploy more available capital to work into Loan relationships, we see enhanced Earnings growth opportunity.

Our Best is Yet Ahead!”

Robert E. Hoeweler, Chairman of the Board, added “Our team has been able to perform at the highest level in very trying economic times. The results of the 3rd quarter reflect the quality of the Management team we have been able to attract and keep. Our marching orders are to continue our profitable growth and build shareholder value. I wholehearted agree 'Our Best is Yet Ahead'!"

Overview of Results

Net income for the three months ended September 30, 2026 totaled $6.0 million (or $0.91 per diluted common share) compared to net income of $5.9 million (or $0.90 per diluted common share) for the three months ended June 30, 2026 and net income of $2.3 million (or $0.36 per diluted common share) for the three months ended September 30, 2025. PPNR for the three months ended September 30, 2026 was $7.9 million compared to PPNR of $8.2 million for the three months ended June 30, 2026 and PPNR of $7.8 million for the three months ended September 30, 2025.

Net income for the nine months ended September 30, 2026 totaled $17.0 million (or $2.59 per diluted common share) compared to net income of $11.8 million (or $1.81 per diluted common share) for the nine months ended September 30, 2025. PPNR for the nine months ended September 30, 2026 was $22.6 million compared to PPNR of $21.8 million for the nine months ended September 30, 2025.

Net Interest Income and Net Interest Margin

Net interest income totaled $14.9 million for the quarter ended September 30, 2026 and increased $105,000, or 0.7%, compared to $14.8 million for the prior quarter, and increased $1.1 million, or 8.4%, compared to $13.8 million for the third quarter of 2025.

The increase in net interest income compared to the prior quarter was primarily due to a $92,000, or 0.3%, increase in interest income, coupled with a $13,000, or 0.1%, decrease in interest expense. The increase in interest income was primarily attributed to a $37.4 million, or 2.1%, increase in average loans and leases, coupled with a 5bps increase in the average yield on interest-earning assets. The decrease in interest expense when compared to the prior quarter was attributed to a 7bps decrease in the average rate on interest-bearing liabilities, partially offset by a $26.8 million, or 1.7%, increase in average interest-bearing liabilities. The net interest margin of 2.96% for the quarter ended September 30, 2026 increased 3bps compared to the net interest margin of 2.93% for the prior quarter.

The increase in net interest income compared to the third quarter of 2025 was primarily due to a $1.4 million, or 8.5%, decrease in interest expense, partially offset by a $255,000, or 0.8%, decrease in interest income. The decrease in interest expense was primarily attributed to a 40bps decrease in the average rate on interest-bearing liabilities, partially offset by a $20.5 million, or 1.3%, increase in average interest-bearing liabilities. The decrease in interest income was primarily attributed to a 11bps decrease in the average yield on interest-earning assets, partially offset by a $17.7 million, or 0.9%, increase in average interest-earning assets outstanding. The net interest margin of 2.96% for the quarter ended September 30, 2026 increased 20bps compared to the net interest margin of 2.76% for the third quarter of 2025.

Noninterest Income

Noninterest income for the three months ended September 30, 2026 totaled $1.8 million and increased $58,000, or 3.4%, compared to $1.7 million for the prior quarter and increased $41,000, or 2.4%, compared to $1.7 million for the three months ended September 30, 2025.

The following table represents the notional amount of loans sold during the three months ended September 30, 2026, June 30, 2026, and September 30, 2025 (in thousands).

	Three Months ended
	September 30, 2026	June 30, 2026	September 30, 2025
Notional amount of loans sold	$15,749	$15,702	$12,486

Noninterest Expense

Noninterest expense for the quarter ended September 30, 2026 totaled $8.8 million and increased $426,000, or 5.1%, compared to $8.3 million for the prior quarter, and increased $1.1 million, or 13.4%, compared to $7.7 million for the quarter ended September 30, 2025. The increase in noninterest expense when compared to the prior quarter was driven by a $264,000 increase in recruiting expenses related to the expansion of our Commercial Banking Teams across our Regional Markets. During the third quarter, one-time expenses included $111,000 in signing bonuses and $198,000 in recruiting fees.

The increase in noninterest expense when compared to the third quarter of 2025 was driven by a $751,000 increase in salaries and benefits, which was driven by the expansion of our Commercial Banking Teams across our Regional Markets.

Income Tax Expense

Income tax expense was $1.4 million for the quarter ended September 30, 2026 (effective tax rate of 18.4%), compared to $1.4 million for the prior quarter (effective tax rate of 18.6%) and $373,000 for the quarter ended September 30, 2025 (effective tax rate of 13.8%).

Loans and Leases

Gross loans and leases totaled $1.9 billion at September 30, 2026 and increased $39.3 million, or 2.2%, from the prior quarter and increased $100.8 million, or 5.7%, from December 31, 2025. The increase in loans and leases balances from the prior quarter was primarily due to a $31.9 million increase in commercial real estate loan balances, an $11.4 million increase in construction loan balances, and a $1.0 million increase in consumer loan balances, partially offset by a $4.1 million decrease in single-family residential loan balances and a $932,000 decrease in commercial and industrial (C&I) loan balances.

The increase in loans and leases balances when compared to December 31, 2025 was primarily due to a $101.9 million increase in commercial real estate loan balances, a $17.5 million increase in construction loan balances, and a $9.4 million increase in C&I loan balances, partially offset by a $25.5 million decrease in single-family residential loan balances and a $2.5 million decrease in consumer loan balances.

The following table presents the principal balance outstanding of loans and leases for certain non-owner-occupied loan types (in thousands).

	September 30, 2026	June 30, 2026
Construction – 1-4 family*	$12,856	$14,210
Construction – Multi-family*	190,563	175,814
Construction – Non-residential*	22,139	24,641
Hotel/Motel	4,436	11,295
Industrial / Warehouse	89,837	85,307
Land/Land Development	41,707	37,447
Medical/Healthcare/Senior Housing	1,219	1,256
Multi-family	274,533	244,075
Office	29,846	39,295
Retail	130,747	124,978
Other	11,660	11,769

* CFBank possesses a core competency and deep expertise in Construction Lending. The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $20.4 million, or 1.10% of total loans, at September 30, 2026, a decrease of $478,000 from $20.8 million at June 30, 2026 and an increase of $5.0 million from $15.3 million at December 31, 2025. The increase in nonperforming loans when compared to December 31, 2025 included the addition of one non-core (non-customer) C&I loan for $5.0 million. Of the $20.4 million of nonaccrual loans at September 30, 2026, $4.8 million was guaranteed by the SBA.

Loans 30 days or more past due totaled $30.8 million at September 30, 2026, compared to $20.4 million at June 30, 2026 and $12.9 million at December 31, 2025. The increase in loans 30 days or more past due when compared to the previous quarter was primarily due to a $6.7 million C&I loan and a $5.9 million commercial real estate loan (one relationship). Subsequent to quarter end, both of these loans were brought current.

The allowance for credit losses on loans and leases totaled $19.0 million at September 30, 2026, compared to $19.4 million at June 30, 2026 and $17.7 million at December 31, 2025. The ratio of the allowance for credit losses on loans and leases to total loans and leases was 1.03% at September 30, 2026 compared to 1.07% at June 30, 2026 and 1.01% at December 31, 2025.

There was $551,000 in provision for credit losses expense for the quarter ended September 30, 2026, compared to $944,000 for the quarter ended June 30, 2026 and $5.1 million for the quarter ended September 30, 2025. Net charge-offs for the quarter ended September 30, 2026 totaled $966,000, compared to net recoveries of $106,000 for the prior quarter and net charge-offs of $7.1 million for the quarter ended September 30, 2025. Net charge-offs during the quarter ended September 30, 2026 were attributed to credits that had already been identified and fully reserved in previous quarters. As a result, these charge-offs had no impact on third quarter 2026 provision expense.

Deposits

Deposits totaled $1.9 billion at September 30, 2026, an increase of $28.5 million, or 1.6%, from June 30, 2026, and an increase of $76.5 million, or 4.3%, from December 31, 2025. The increase when compared to the prior quarter was primarily due to a $29.5 million increase in interest-bearing account balances, partially offset by a $922,000 decrease in noninterest-bearing account balances. The increase when compared to December 31, 2025 was primarily due to a $89.3 million increase in interest-bearing account balances, partially offset by a $12.8 million decrease in noninterest-bearing accounts balances.

At September 30, 2026, approximately 31.2% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 32.0% at June 30, 2026 and approximately 29.5% at December 31, 2025.

Borrowings

FHLB advances and other debt totaled $99.2 million at September 30, 2026 and June 30, 2026 and $101.0 million at December 31, 2025.

Capital

Stockholders’ equity totaled $199.5 million at September 30, 2026, an increase of $5.2 million, or 2.7%, when compared to $194.3 million at June 30, 2026, and an increase of $15.1 million, or 8.2%, from $184.4 million at December 31, 2025. The increase in total stockholders’ equity during the three months ended September 30, 2026 was primarily attributed to net income, partially offset by $588,000 in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR). PPNR is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-GAAP financial measure because it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. Management uses this "non-GAAP" financial measure in its analysis of the Company’s performance and believes that this non-GAAP financial measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods and peers.

Disclosures of non-GAAP financial measures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a bank holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Five (5) Major Metro Markets: Columbus, Cleveland, Cincinnati, and Akron Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products. CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2025.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this press release speak only as of the date hereof. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income

($ in thousands, except share data)

(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2026	2025	% change	2026	2025	% change
Total interest income	$30,114	$30,369	-1%	$88,266	$89,928	-2%
Total interest expense	15,165	16,579	-9%	45,153	49,228	-8%
Net interest income	14,949	13,790	8%	43,113	40,700	6%

Provision for credit losses
Provision for credit losses-loans	575	4,818	-88%	2,243	6,540	-66%
Provision for (recovery of) credit losses-unfunded commitments	(24)	251	-110%	(144)	538	-127%
	551	5,069	-89%	2,099	7,078	-70%
Net interest income after provision for credit losses	14,398	8,721	65%	41,014	33,622	22%

Noninterest income
Service charges on deposit accounts	988	696	42%	2,744	2,084	32%
Net gain on sales of residential mortgage loans	172	209	-18%	467	529	-12%
Net loss on sales of commercial loans	—	—	n/m	—	(18)	n/m
Net loss on sale of equity security	—	—	n/m	—	(103)	n/m
Swap fee income	143	228	-37%	387	424	-9%
Other	456	585	-22%	1,349	1,588	-15%
Noninterest income	1,759	1,718	2%	4,947	4,504	10%

Noninterest expense
Salaries and employee benefits	4,551	3,800	20%	13,204	11,937	11%
Occupancy and equipment	411	444	-7%	1,236	1,295	-5%
Data processing	904	709	28%	2,449	2,066	19%
Franchise and other taxes	386	303	27%	1,157	910	27%
Professional fees	994	828	20%	2,662	2,514	6%
Director fees	195	187	4%	555	544	2%
Postage, printing, and supplies	31	23	35%	113	118	-4%
Advertising and marketing	133	130	2%	596	258	131%
Telephone	38	43	-12%	127	141	-10%
Loan expenses	201	201	0%	605	722	-16%
Foreclosed assets, net	1	10	-90%	6	14	-57%
Depreciation	104	116	-10%	345	352	-2%
FDIC premiums	408	506	-19%	1,229	1,586	-23%
Regulatory assessment	46	33	39%	136	162	-16%
Other insurance	60	49	22%	167	145	15%
Impairment of property and equipment	37	—	n/m	128	—	n/m
Other	264	344	-23%	698	670	4%
Noninterest expense	8,764	7,726	13%	25,413	23,434	8%

Income before income taxes	7,393	2,713	173%	20,548	14,692	40%
Income tax expense	1,360	373	265%	3,579	2,887	24%
Net income	6,033	2,340	158%	16,969	11,805	44%
Earnings allocated to participating securities (Series D preferred stock)	(109)	(72)	n/m	(448)	(364)	n/m
Net Income attributable to common stockholders	$5,924	$2,268	161%	$16,521	$11,441	44%

Share Data
Basic earnings per common share	$0.92	$0.36		$2.61	$1.82
Diluted earnings per common share	$0.91	$0.36		$2.59	$1.81

Average common shares outstanding - basic	6,408,370	6,292,698		6,338,857	6,292,950
Average common shares outstanding - diluted	6,475,440	6,346,243		6,382,801	6,325,600

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2026	2026	2026	2025	2025
Assets
Cash and cash equivalents	$248,596	$253,103	$267,759	$258,972	$272,361
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	16,532	17,223	17,395	17,496	9,199
Loans held for sale	2,431	4,392	3,634	5,611	2,484
Loans and leases	1,857,338	1,818,020	1,779,903	1,756,532	1,745,125
Less allowance for credit losses on loans and leases	(19,045)	(19,436)	(18,641)	(17,678)	(16,841)
Loans and leases, net	1,838,293	1,798,584	1,761,262	1,738,854	1,728,284
FHLB and FRB stock	8,389	8,375	8,364	8,354	8,343
Foreclosed assets, net	—	—	—	—	—
Premises and equipment, net	3,260	3,372	3,533	3,547	3,616
Operating lease right of use assets	5,531	5,693	5,859	5,680	5,848
Bank owned life insurance	28,803	28,546	28,294	28,049	27,810
Accrued interest receivable and other assets	60,265	50,198	49,576	50,658	52,972
Total assets	$2,212,200	$2,169,586	$2,145,776	$2,117,321	$2,111,017

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$272,703	$273,625	$240,645	$285,523	$277,629
Interest bearing	1,584,481	1,555,031	1,568,797	1,495,166	1,500,977
Total deposits	1,857,184	1,828,656	1,809,442	1,780,689	1,778,606
FHLB advances and other debt	99,240	99,231	100,973	100,964	100,956
Advances by borrowers for taxes and insurance	1,472	2,354	1,292	2,523	1,479
Operating lease liabilities	5,766	5,917	6,071	5,878	6,033
Accrued interest payable and other liabilities	33,936	24,034	23,995	27,802	29,623
Subordinated debentures	15,068	15,058	15,048	15,039	15,029
Total liabilities	2,012,666	1,975,250	1,956,821	1,932,895	1,931,726

Stockholders' equity	199,534	194,336	188,955	184,426	179,291
Total liabilities and stockholders' equity	$2,212,200	$2,169,586	$2,145,776	$2,117,321	$2,111,017

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$17,143	$156	3.23%	$17,396	$175	3.62%	$8,999	$55	2.00%
Loans and leases and loans held for sale (3)	1,801,881	28,045	6.23%	1,764,433	27,510	6.24%	1,734,706	27,407	6.32%
Other earning assets	187,477	1,774	3.78%	236,107	2,196	3.72%	245,301	2,753	4.49%
FHLB and FRB stock	8,383	139	6.63%	8,368	141	6.74%	8,214	154	7.50%
Total interest-earning assets	2,014,884	30,114	5.97%	2,026,304	30,022	5.92%	1,997,220	30,369	6.08%
Noninterest-earning assets	103,567			102,344			103,828
Total assets	$2,118,451			$2,128,648			$2,101,048

Interest-bearing liabilities:
Deposits	$1,515,289	$13,753	3.63%	$1,487,547	$13,812	3.71%	$1,493,145	$15,205	4.07%
FHLB advances and other borrowings	114,299	1,412	4.94%	115,223	1,366	4.74%	115,978	1,374	4.74%
Total interest-bearing liabilities	1,629,588	15,165	3.72%	1,602,770	15,178	3.79%	1,609,123	16,579	4.12%

Noninterest-bearing liabilities	291,386			333,819			312,058
Total liabilities	1,920,974			1,936,589			1,921,181

Equity	197,477			192,059			179,867
Total liabilities and equity	$2,118,451			$2,128,648			$2,101,048

Net interest-earning assets	$385,296			$423,534			$388,097
Net interest income/interest rate spread		$14,949	2.25%		$14,844	2.13%		$13,790	1.96%
Net interest margin			2.96%			2.93%			2.76%
Average interest-earning assets
to average interest-bearing liabilities	123.64%			126.43%			124.12%

(1)
Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)
Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)
Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights

	At or for the three months ended					Nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Sept 30,
(unaudited)	2026	2026	2026	2025	2025	2026	2025
Earnings and Dividends
Net interest income	$14,949	$14,844	$13,320	$14,323	$13,790	$43,113	$40,700
Provision for credit losses	$551	$944	$604	$1,169	$5,069	$2,099	$7,078
Noninterest income	$1,759	$1,701	$1,487	$1,423	$1,718	$4,947	$4,504
Noninterest expense	$8,764	$8,338	$8,311	$7,742	$7,726	$25,413	$23,434
Net income	$6,033	$5,912	$5,024	$5,736	$2,340	$16,969	$11,805
Basic earnings per common share	$0.92	$0.91	$0.77	$0.88	$0.36	$2.61	$1.82
Diluted earnings per common share	$0.91	$0.90	$0.77	$0.88	$0.36	$2.59	$1.81
Dividends declared per share	$0.09	$0.09	$0.09	$0.08	$0.08	$0.27	$0.22

Performance Ratios (annualized)
Return on average assets	1.14%	1.11%	0.97%	1.09%	0.45%	1.07%	0.76%
Return on average equity	12.22%	12.31%	10.74%	12.59%	5.20%	11.77%	8.97%
Average yield on interest-earning assets	5.97%	5.92%	5.67%	5.98%	6.08%	5.86%	6.06%
Average rate paid on interest-bearing liabilities	3.72%	3.79%	3.64%	3.91%	4.12%	3.67%	4.14%
Average interest rate spread	2.25%	2.13%	2.03%	2.07%	1.96%	2.19%	1.92%
Net interest margin, fully taxable equivalent	2.96%	2.93%	2.69%	2.85%	2.76%	2.86%	2.74%
Efficiency ratio (3)	52.45%	50.40%	56.13%	49.17%	49.82%	52.88%	51.84%
Noninterest expense to average assets	1.65%	1.57%	1.60%	1.47%	1.47%	1.61%	1.50%

Capital
Tier 1 capital leverage ratio (1)	11.99%	11.64%	11.76%	11.40%	11.19%	11.99%	11.19%
Total risk-based capital ratio (1)	14.69%	14.76%	15.15%	15.02%	14.88%	14.69%	14.88%
Tier 1 risk-based capital ratio (1)	13.54%	13.55%	13.95%	13.85%	13.74%	13.54%	13.74%
Common equity tier 1 capital to risk weighted assets (1)	13.54%	13.55%	13.95%	13.85%	13.74%	13.54%	13.74%
Equity to total assets at end of period	9.02%	8.96%	8.81%	8.71%	8.49%	9.02%	8.49%
Book value per common share	$29.83	$29.04	$28.20	$27.87	$26.99	$29.83	$26.99
Tangible book value per common share (2)	$29.83	$29.04	$28.20	$27.87	$26.99	$29.83	$26.99
Period-end market value per common share	$33.92	$32.77	$27.91	$24.95	$23.95	$33.92	$23.95
Period-end common shares outstanding	6,689,655	6,492,212	6,499,617	6,418,349	6,443,775	6,689,655	6,443,775
Average basic common shares outstanding	6,408,370	6,320,561	6,286,297	6,281,531	6,292,698	6,338,857	6,292,950
Average diluted common shares outstanding	6,475,440	6,363,549	6,308,071	6,350,488	6,346,243	6,382,801	6,325,600
Asset Quality
Nonperforming loans	$20,357	$20,835	$20,313	$15,329	$10,034	$20,357	$10,034
Nonperforming loans to total loans	1.10%	1.15%	1.14%	0.87%	0.57%	1.10%	0.57%
Nonperforming assets to total assets	0.92%	0.96%	0.95%	0.72%	0.48%	0.92%	0.48%
Allowance for credit losses on loans and leases to total loans and leases	1.03%	1.07%	1.05%	1.01%	0.97%	1.03%	0.97%
Allowance for credit losses on loans and leases to nonperforming loans and leases	93.56%	93.29%	91.77%	115.32%	167.84%	93.56%	167.84%
Net charge-offs (recoveries)	$966	$(106)	$16	$131	$7,099	$876	$7,173
Annualized net charge-offs (recoveries) to average loans	0.21%	(0.02%)	0.00%	0.03%	1.62%	0.07%	0.54%

Average Balances
Loans	$1,817,199	$1,778,891	$1,753,016	$1,739,982	$1,750,950	$1,783,270	$1,763,500
Assets	$2,118,451	$2,128,648	$2,081,641	$2,110,826	$2,101,048	$2,109,715	$2,076,518
Stockholders' equity	$197,477	$192,059	$187,177	$182,312	$179,867	$192,276	$175,469

(1)
Regulatory capital ratios of CFBank
(2)
There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.
(3)
The efficiency ratio equals noninterest expense (excluding amortization of intangibles and foreclosed asset writedowns) divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

GAAP TO NON-GAAP RECONCILIATION

The following non-GAAP financial measure used by the Company provides information useful to investors in understanding the Company's operating performance and trends and facilitates comparisons with the performance of peers. The following table summarizes the non-GAAP financial measure derived from amounts reported in the Company’s consolidated financial statements:

Pre-provision, pre-tax net revenue ("PPNR")

	Three Months Ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Net income	$6,033	$5,912	$2,340	$16,969	$11,805
Add: Provision for credit losses	551	944	5,069	2,099	7,078
Add: Income tax expense	1,360	1,351	373	3,579	2,887
Pre-provision, pre-tax net revenue	$7,944	$8,207	$7,782	$22,647	$21,770